Exhibit (a)(1)

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HELD BY ELIGIBLE
EMPLOYEES FOR NEW OPTIONS
(THE “OFFER TO EXCHANGE”)

THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT
5:00 P.M., PACIFIC DAYLIGHT TIME ON SEPTEMBER 18, 2002, UNLESS THIS OFFER
IS EXTENDED

This document constitutes part of a prospectus relating to the Sirenza Microdevices, Inc. amended  and restated 1998 Stock Plan covering securities that have been registered under the Securities Act  of 1933, as amended.

August 20, 2002

SIRENZA MICRODEVICES, INC.

Offer to Exchange Certain Outstanding, Unexercised Options Held by Eligible Employees under the Sirenza Microdevices, Inc. amended and restated 1998 Stock Plan for a New Option to be Granted under the Sirenza Microdevices, Inc. amended and restated 1998 Stock Plan

The offer and withdrawal rights of this Offer to Exchange expire at 5:00 p.m., Pacific Daylight Time, on September 18, 2002, unless the Offer is extended. Should you decide to tender your eligible options or withdraw your tendered options, we must receive, before 5:00 p.m., Pacific Daylight Time, on September 18, 2002 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form or a Notice to Change Election from Accept to Reject, as the case may be. These documents must be delivered by fax (fax # (408) 739-0952) or hand delivery to Sirenza Microdevices, Inc., Stock Administration, Attn: Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, CA 94085.

Sirenza Microdevices, Inc. (“Sirenza”, “we” or “us”) is offering eligible employees the opportunity to exchange eligible options for new options which we will grant under the Sirenza Microdevices, Inc. amended and restated 1998 Stock Plan (the “1998 Stock Plan”). An “eligible option” refers to all options granted under the 1998 Stock Plan, provided that the eligible employee has not previously exercised any portion of the option grant. For example, assuming an eligible employee holds an option granted under the 1998 Stock Plan to purchase 1,000 shares, 700 of which have already been exercised, this option grant would not be considered an “eligible option” and would not be eligible for exchange. An “eligible employee” refers to all employees and directors of Sirenza or one of our subsidiaries, who are employees or directors as of the date the Offer commences and as of the date the tendered options are cancelled. Special tax considerations and rules may apply to eligible employees located in Canada, Sweden and the United Kingdom. Please be sure to read Section 17 of the Offer, where we discuss the tax consequences of participating in the Offer for eligible employees located outside the United States and specific rules that may apply in certain jurisdictions to new options. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Robert Van Buskirk dated August 20, 2002, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the “Offer”).

If you meet the eligibility requirements, and subject to the terms of this Offer, you will receive a new option grant to purchase a number of shares equal to the number of shares under the eligible option you are tendering and which is accepted by us for exchange. You may only tender options for all or none of the shares covered by any eligible option grant. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The Board of Directors of Sirenza intends to grant the new options promptly after the date that is at least six months and one day from the date that we cancel options accepted for exchange. All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer expires.

The Offer is currently scheduled to expire at 5:00 p.m., Pacific Daylight Time, on September 18, 2002, or such date and time as we may extend the Offer (the “Expiration Date”), and we expect to cancel options on September 19, 2002, or as soon as possible thereafter (the “Cancellation Date”).

If you tender any eligible option grant for exchange, you will also be required to tender all option grants that you received during the six-month period prior to August 20, 2002 (the “Commencement Date”). This means that if you participate in the Offer, you will be required to tender all options granted to you since February 19, 2002, including any options granted between the Commencement Date and the Cancellation Date.

The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the 1998 Stock Plan. In order to receive a new option pursuant to this Offer, you must continue to be an employee or director of Sirenza or one of our subsidiaries as of the date on which the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. Once your option is cancelled, it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will not have the benefit of the cancelled option or the new option. If you work or reside in Canada, your employment with Sirenza or one of its subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of its subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice. Assuming we do not extend the date the Offer is set to expire, we currently expect to grant the new options on or about March 20, 2003.

Each new option will cover the same number of shares covered by the eligible options tendered for exchange.

The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the most recent closing price of our common stock reported by the Nasdaq National Market at the time of grant.

You will not receive any vesting credit for your new options for the amount any of the eligible options you tender for exchange that were vested as of the Cancellation Date. Rather, each new option granted will vest and become exercisable over a period of three and one-half (3½) years, subject to your continuing to provide services to Sirenza or one of its subsidiaries, as follows:

•	25% of the shares subject to the new option shall vest six months following the date of grant; and

•	1/36th of the remaining shares subject to the new option shall vest each month thereafter on the same day of the month as the new grant date.

If you work or reside in Canada, then for purposes of vesting of new option, your employment with Sirenza or one of its subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of its subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your eligible options for exchange. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your eligible options. See “Risk Factors” beginning on page 10 of the offer to exchange.

Shares of Sirenza common stock are traded on the Nasdaq National Market under the symbol “SMDI.” On August 19, 2002, the closing price of our common stock reported on the Nasdaq National Market was $1.90 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your eligible options.

This Offer has not been approved or disapproved by the Securities and Exchange Commission (the SEC) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

You should direct general questions about the Offer or requests for additional copies of this Offer to Exchange, the memorandum from Robert Van Buskirk dated August 20, 2002, the Election Form and the Notice to Change Election From Accept to Reject to Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, CA 94085 at telephone number (408) 616-5402.

IMPORTANT

If you wish to tender your eligible options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Sirenza Microdevices, Inc. Stock Administration, Attn: Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, CA 94085, at fax number (408) 739-0952.

We are not making the Offer to, and we will not accept any tender of eligible options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your eligible options through the Offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document and in the related memorandum from Robert Van Buskirk dated August 20, 2002, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

v

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Robert Van Buskirk dated August 20, 2002, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the memorandum from Robert Van Buskirk dated August 20, 2002, the Election Form and the Notice to Change Election From Accept to Reject, as well as the accompanying annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2002. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.	What securities are you offering to exchange?
A1.
We are offering to exchange all outstanding options to purchase shares of common stock of Sirenza granted under the Sirenza Microdevices, Inc. amended and restated 1998 Stock Plan (the “1998 Stock Plan”) that are held by eligible employees, provided that the eligible employee has not previously exercised any portion of the option grant. For example, assuming an eligible employee holds an option granted under the 1998 Stock Plan to purchase 1,000 shares, 700 of which have already been exercised, this option grant would not be considered an “eligible option” and would not be eligible for exchange. (Page 14)

Q2.	Who is eligible to participate?
A2.
If you are an employee or director of Sirenza or one of our subsidiaries as of August 20, 2002 (the “Commencement Date”) and on September 19, 2002 (which is the date on which we currently expect the tendered options will be cancelled, the “Cancellation Date”) you are eligible to participate in the Offer.

In order to receive a new option, you must remain an employee or director of Sirenza or one of its subsidiaries as of the date the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. If we do not extend the Offer, we intend to grant new options on or about March 20, 2003. (Page 18)

Q3.	Are employees and directors outside the United States eligible to participate?
A3.
Yes. All employees and directors outside the United States are eligible to participate. The tender of your existing eligible options for cancellation in exchange for the grant of new options may be a taxable event in certain countries outside of the U.S. Please be sure to read Section 17 of this Offer, which discusses the tax consequences of participating in the Offer for eligible employees outside of the United States. (Pages 18 and 36)

Q4.	If I choose to tender an option that is eligible for exchange, do I have to tender all the shares covered by that option?
A4.
Yes. We are not accepting partial tenders of options. In addition, options that you have partially exercised are not eligible to be exchanged in the Offer. Accordingly, you may only tender all of the shares covered by each option grant or none of those shares. Also, if you decide to tender any of your eligible option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer. This means that if you participate in this Offer, you will be required to tender all options granted to you since February 19, 2002, including options granted between the Commencement Date and the Cancellation Date. For example, assuming you hold:

(i) an option to purchase 1,000 shares granted on October 1, 2000, 700 of which you have already exercised;
(ii) an option to purchase 2,000 shares granted on February 1, 2001, 1,000 of which you have already exercised;
(iii) an option to purchase 4,000 shares granted on January 15, 2002, none of which you have exercised; and
(iv) an option to purchase 6,000 shares granted on April 15, 2002 (within six-months of the Commencement Date), none of which you have exercised.
Using this example, you may tender:
• none of your options,
• your third option grant covering all 4,000 shares and your fourth option grant covering all 6,000 shares, or
• your fourth option grant covering all 6,000 shares.

In this example, the above describes your only choices. For example, you may not tender options with respect to your first and second option (since they have been partially exercised) or less than all of the shares under the third or fourth option grants.

If, however, no options were granted to you during the six-month period prior to the date the Offer commenced, so that, using the above example, you were not granted the fourth option on April 15, 2002, then you may tender:

• none of your options, or
• your third option grant covering all 4,000 shares.
(Page 18)

Q5.	Why is Sirenza making the Offer?
A5.
We believe that granting stock options provides an opportunity to: (1) align employee and stockholder interests, and (2) provide incentives for employees to achieve high levels of performance. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock (that is, these options currently are “underwater”). By making this offer to exchange eligible options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. (Page 16)

Q6.	What are the conditions of the Offer?
A6.	The Offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer. (Page 24)
Q7.	Are there any eligibility requirements that I must satisfy after the Expiration Date to receive the new options?
A7.
To receive a grant of new options through the Offer and under the terms of the 1998 Stock Plan you must be an employee or director of Sirenza or one of our subsidiaries as of the date the new options are granted. (Page 18)

As discussed below, subject to the terms of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the Cancellation Date. The Board of Directors of Sirenza intends to grant the new options on or about March 20, 2003. If, for any reason, you do not remain an employee or director of Sirenza or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange and cancelled. If you work or reside in Canada, your employment with Sirenza or one of our subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of our subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice. (Page 18)

Q8.	How many new options will I receive in exchange for my tendered options?
A8.
This Offer has a 1 to 1 ratio, meaning that, if you meet the eligibility requirements, and subject to the terms of this Offer, we will grant you a new option to purchase the number of shares equal to the number of shares covered by the eligible option you are tendering and that is accepted by us for exchange. For example, if your old option covered 1,000 shares, all of which were unexercised, your new option will cover 1,000 shares. New options will be granted under the Sirenza Microdevices, Inc. amended and restated 1998 Stock Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and Sirenza. (Page 18 and 24)

Q9.	When will I receive my new options?

A9.
We will grant the new options no earlier than the first business day that is six months and one day after the Cancellation Date. The Board of Directors of Sirenza intends to grant the new options promptly after the date that is at least six months and one day from the Cancellation Date. If we cancel tendered options on September 19, 2002, which is the scheduled date for the cancellation of the options (the first business day following the Expiration Date), the new options will be granted no earlier than March 20, 2003. (Page 23)

Q10.	Why wait 6 months and one day after the expiration date of the Offer to grant the new options?

A10.
If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the eligible options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our common stock price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards. (Page 33)

Q11.	If I tender my eligible options in the Offer, will I be eligible to receive other option grants before I receive my new options?

A11.	No. If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options. (Page 23)

Q12.	Will I be required to give up all my rights to the cancelled options?

A12.
Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the date the Offer expires. You have the right to change your election regarding particular tendered options at any time before the Expiration Date, which is expected to be 5:00 p.m., Pacific Daylight Time, on September 18, 2002, unless we extend it. Thus, if for any reason you do not remain an employee or director of Sirenza or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange and cancelled. Employees who work or reside in Canada, please note the important limitations set out in answer A7. (Page 19)

Q13.	What will the exercise price of the new options be?

A13.
The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the most recent closing price reported by the Nasdaq National Market at the time of grant. (Page 28)

Accordingly, we cannot predict the exercise price of the new options. Because the grant of new options will occur no earlier than the first business day that is six months and one day after the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options. (Page 10)

Q14.	When will the new options vest?

A14.
You will not receive any vesting credit for your new options for the amount any of the options you tender for exchange were vested as of the Cancellation Date. Rather, each new option granted will vest and become exercisable over a period of three and one-half (3½) years, subject to your continuing to provide services to Sirenza or one of its subsidiaries, as follows:

• 25% of the shares subject to the new option shall vest six months following the date of grant; and

• 1/36th of the remaining shares subject to the new option shall vest each month thereafter on the same day of the month as the new grant date.

If you work or reside in Canada, then for purposes of vesting of the new option, your employment with Sirenza or one of its subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of its subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice. (Page 28)

Q15.	What if Sirenza enters into a merger or other similar transaction?

A15.
It is possible that, prior to the grant of new options, we might effect, or enter into an agreement providing for a merger or other similar transaction whereby Sirenza is acquired by another company. The Promise to Grant Stock Option that we will give you in connection with the cancellation of any eligible option you tender for exchange is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment. In such a situation, however, you may receive options to purchase shares of our successor, the exercise price of which will be equal to the fair market value of that company’s stock on the date of grant. (Page 26)

You should be aware that these types of transactions could have substantial effects on our share price, including, potentially, substantial appreciation in the price of our shares. Depending on the structure of the transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, which may include a premium on the value of our common stock, and therefore yielding limited or no financial benefit to a recipient of the new options for that particular transaction. If you do not tender your eligible options in connection with this Offer, your eligible options will be treated in accordance with the terms of the plan under which they are granted, and if your options are assumed by our successor in an acquisition, those options would be priced in accordance with the terms of the acquisition transaction. This could potentially result in a greater financial benefit for you than if you elect to participate in this Offer, if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options that were not tendered. (Page 26)

If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this Offer. Termination for this, or any other reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled. (Page 11)

Q16.	Are there circumstances where I would not be granted new options?
A16.
Possibly. Although we are not currently aware of any prohibitions under applicable law, it is possible that, even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We will use reasonable efforts to avoid or remedy any such prohibition, but if it is applicable throughout the period from the first business day that is six months and one day after the Cancellation Date, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 34)

Also, if you are no longer an employee or director of Sirenza or one of its subsidiaries on the date we grant new options, you will not receive any new options or any consideration on account of the cancelled options. (Page 18)

Q17.	What happens to options that I choose not to tender or that are not accepted for exchange?
A17.
Eligible options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms. (Page 20)

You should note that there is a risk that any eligible option you hold that is an incentive stock option (“ISO”) may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. (Page 34)

However, the IRS may characterize the option exchange program as a “modification” of those incentive stock options for U.S. tax purposes, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange eligible options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. (Page 34)

We, therefore, do not know if the IRS will assert the position that our offer constitutes a “modification” of ISOs that are eligible to be tendered. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a nonstatutory stock option. (Page 34)

Q18.	Will I have to pay taxes if I exchange eligible options in the Offer?
A18.
If you exchange your eligible options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through the Offer. If you are an eligible employee resident outside of the United States or otherwise subject to the tax laws of a jurisdiction other than the United States, we likewise recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work. Also please refer to Sections 16 and 17 of this Offer to Exchange. (Pages 34 to 36)

Q19.	If my eligible options are ISOs, will my new options be ISOs?
A19.
If your eligible options are ISOs, your new options will be granted as ISOs. However, if the new option is granted as an ISO, one requirement for options to qualify as ISOs under the current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an ISO under current U.S. tax laws. It is possible that by participating in this Offer, your new options will exceed this limit and will be treated as nonstatutory stock options. (Page 27)

Q21.	When will my new option expire?

A21.	Your new option will expire ten (10) years from the date of grant, or earlier if you cease to provide services to Sirenza or one of our subsidiaries. (Page 27)

Q22.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

A22.
The Offer expires on September 18, 2002, at 5:00 p.m., Pacific Daylight Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 20)

Q23.	How do I tender my eligible options?

A23.
If you decide to tender your eligible options, we must receive, before 5:00 p.m., Pacific Daylight Time, on September 18, 2002 (or such later date and time as we may extend the Offer), a properly completed and executed Election Form and any other documents required by the Election Form via fax (fax # (408) 739-0952) or hand delivery to Sirenza Microdevices, Inc., Stock Administration, Attn: Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, CA 94085. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options on September 19, 2002 (promptly after the scheduled expiration of the Offer). (Page 21)

Q24.	During what period of time may I withdraw previously tendered options?

A24.
You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Pacific Daylight Time, on September 18, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us via fax (fax # (408) 739-0952) or hand delivery to Sirenza Microdevices, Inc., Stock Administration, Attn: Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, CA 94085, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender your eligible options only by again following the delivery procedures described above prior to the Expiration Date. (Page 22)

Q25.	Can I change my election regarding particular tendered options?

A25.
Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 5:00 p.m., Pacific Daylight Time, on September 18, 2002. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver to us via fax (fax # (408) 739-0952) or hand delivery to Sirenza Microdevices, Inc., Stock Administration, Attn: Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, CA 94085, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 22)

Q26.	Do Sirenza and its Board of Directors recommend that I take the Offer?

A26.
Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your eligible options. You must make your own decision whether or not to tender your eligible options. We strongly urge you to read this Offer to Exchange, the related memorandum from Robert Van Buskirk, dated August 20, 2002, the Election Form and the Notice to Change Election from Accept to Reject and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see “Certain Risks of Participating in the Offer” beginning on page 10 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 40)

Q27.	Who can I talk to if I have questions about the Offer?

A27.	For questions about the Offer, you should contact Susan Ocampo, Treasurer, at (408) 616-5402.

Q28.	Where can I obtain copies of the documents constituting the Offer?

A28.	You can obtain copies of the documents constituting the Offer by contacting Susan Ocampo, Treasurer, at (408) 616-5402.

CERTAIN RISKS
OF PARTICIPATING IN THE OFFER

Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on page 11 in Sirenza’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 27, 2002, and on page 23 in Sirenza’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002 highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Robert Van Buskirk, dated August 20, 2002, the Election Form and the Notice to Change Election from Accept to Reject, for a more detailed discussion of the risks which may apply to you, before deciding to participate in this Offer.

ECONOMIC RISKS

If our stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options that you will receive in exchange for them.

We cannot predict the exercise price of new options. Because we will grant new options no earlier than the first business day that is six months and one day after the Cancellation Date, the new options may have a higher exercise price than some or all of your eligible options. For example, if you tender options with a $5 exercise price, and Sirenza’s stock appreciates to $10 when the new option grants are made, your new option will have a higher exercise price than the cancelled option.

Participation in the Offer will make you ineligible to receive any new option grants for six months and one day after the Cancellation Date, at the earliest.

Employees and directors are generally eligible to receive option grants at any time that the Board of Directors or a Committee appointed by the Board chooses to make them. However, if you participate in the Offer, you will not be eligible to receive any options until March 20, 2003, at the earliest.

If Sirenza is acquired by or merges with another company, your cancelled options might have been worth more than the replacement options that you have received in exchange for them.

These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the stock associated with the new options.

In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of our successor. The exercise price of the new options granted in such circumstances would be equal to the fair market value of such acquirer’s stock on the date the replacement options are granted. The replacement options are expected to be granted on or about March 20, 2003, which will be at least six months and one day after the cancellation of the tendered options. If you do not tender options in the Offer, your outstanding options will be treated in accordance with the terms of the 1998 Stock Plan and if your options are assumed by our successor, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for you if you decide not to participate in this Offer and instead retain your eligible options.

If your employment terminates for any reason prior to the grant of the new option, you will not receive a new option or the return of your cancelled option.

Once your eligible option is cancelled, you will no longer have any rights with respect to it. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option. The Offer is not a guarantee of employment for any period. Subject to the provisions of the laws of your country of residence, your employment with Sirenza or one of its subsidiaries remains “at will” and may be terminated at any time by either you or Sirenza (or one of its subsidiaries, as applicable), with or without cause or notice. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Sirenza or one of our subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of our subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice.

If your employment terminates as part of a reduction-in-force prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

Sirenza’s revenues are dependent on the health of the economy and the growth of its customers and potential future customers, as well as other factors described in our SEC filings. If the economic conditions is the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we would likely experience lower sales, which could have a material adverse impact on Sirenza’s results of operations and financial condition. This may result in Sirenza taking measures to reduce its expenses including, but not limited to, a reduction-in-force of certain of its employees. Should your employment be terminated as part of any such reduction-in-force prior to the grant of new options under this option exchange program, you will have the benefit of neither the cancelled option nor the replacement option. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Sirenza or one of our subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of our subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice.

If your employment terminates as a result of an acquisition or merger of Sirenza prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

If Sirenza is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination of your employment for this or any other reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Sirenza or one of our subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of our subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice.

TAX-RELATED RISKS FOR U.S. RESIDENTS

Even if you elect not to participate in the option exchange program, your eligible options that are Incentive Stock Options (“ISOs”) may be affected.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program.

However, the IRS may characterize the option exchange program as a “modification” of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of the ISOs that could be exchanged. This does not necessarily mean that our offer to exchange eligible options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a “modification” of ISOs that are eligible to be tendered. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment, by restarting it as of the date we commence this Offer. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to nonstatutory stock option.

TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

CANADA

Although the manner in which the Income Tax Act (Canada) (the “Tax Act”) may be applied by the Canada Customs and Revenue Agency to the transactions contemplated hereunder is not certain, we believe that the cancellation of options and the grant of new options will not give rise to a requirement to include any amount in your income for tax purposes. If you exercise your new options, the difference between the fair market value of the shares on the date of exercise and the exercise price is required to be included in your income as a benefit from employment. Ordinarily, one-half of this benefit may be deducted by you in computing your taxable income. Currently under the Tax Act, the deduction in computing taxable income will not be available in the unlikely event the transactions contemplated hereunder are treated as a repricing. The Department of Finance has indicated, however, that it is prepared to recommend that the Tax Act be amended so that the deduction will continue to be available even if the transactions are treated as a repricing for tax purposes. Please see Section 17 of this Offer to Exchange for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this Offer.

SWEDEN

We do not believe that you will be subject to tax as a result of the exchange of an eligible option for the right to receive a new option. We also believe you will not be subject to tax when the new option is granted to you. When you exercise the existing option, you will be subject to tax and social insurance contributions on the difference between the fair market value of the shares on the date of exercise and the exercise price. If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares at a flat 30% rate (2001). The taxable amount is calculated as the difference between the sale price and the sum of the exercise price plus the income recognized when you exercised the option. Please see Section 17 of this Offer to Exchange for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this Offer.

UNITED KINGDOM

We believe that you will not be subject to U.K. income tax if you do not elect to participate in the option exchange program. We also believe that you will not be subject to income tax when your new options are granted or when they vest. In accordance with rules promulgated by the Inland Revenue, however, employers and employees are required to pay National Insurance Contributions, or NICs, based on the employee’s earnings, including the “spread” between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. If you tender eligible options for cancellation, the new options granted to you will be subject to NICs, although your portion of NICs is payable only to the extent you have not already reached the annual cap. Please see Section 17 of this Offer to Exchange for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor before participating in the option exchange program.

BUSINESS-RELATED RISKS

For a description of risks related to Sirenza’s business, please see the risk factors beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and beginning on page 23 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. See “Additional Information” beginning on page 39 of this Offer to Exchange for instructions on how you can obtain additional copies of these and of other Sirenza’s Securities and Exchange Commission filings.

INTRODUCTION

Sirenza Microdevices, Inc. (“Sirenza”, “we” or “us”) is offering eligible employees the opportunity to exchange eligible options for a new option which we will grant under the Sirenza Microdevices, Inc. amended and restated 1998 Stock Plan (the “1998 Stock Plan”). An “eligible option” refers to all options granted under the 1998 Stock Plan, provided that the eligible employee has not previously exercised any portion of the option grant tendered for exchange. For example, assuming an eligible employee holds an option granted under the 1998 Stock Plan to purchase 1,000 shares, 700 of which have already been exercised, this option grant would not be considered an “eligible option” and would not be eligible for exchange. An “eligible employee” refers to all employees and directors of Sirenza or one of our subsidiaries, who are employees or directors as of the date the Offer commences and as of the date the tendered options are cancelled. Special tax considerations and rules may apply to eligible employees located in Canada, Sweden and the United Kingdom. Please be sure to read Section 17 of the Offer to Exchange, where we discuss the tax consequences of participating in the Offer for eligible employees located outside the United States and specific rules that may apply in certain jurisdictions to new options. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Robert Van Buskirk dated August 20, 2002, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the “Offer”).

If you meet the eligibility requirements, and subject to the terms of this Offer, you will receive a new option grant to purchase a number of shares equal to the number of shares under the eligible option you are tendering. You may only tender options for all or none of the shares covered by any particular option grant. Partial tenders consisting of some, but not all, of the shares subject to an option grant or tenders of options that have been partially exercised will not be accepted. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be no earlier than March 20, 2003, unless the Offer is extended, in which case the grant date of the new options will be no earlier than six months and one day after the date we cancel the options accepted for exchange.

All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer expires. The Offer is currently scheduled to expire at 5:00 p.m. Pacific Daylight Time on September 18, 2002, or such date and time as we may extend the Offer, and we expect to cancel options on September 19, 2002, or as soon as possible thereafter (the “Cancellation Date”). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six-month period prior to August 20, 2002 (the “Commencement Date”). This means that if you participate in the Offer, you will be required to tender all options granted to you since February 19, 2002, including any options granted between the Commencement Date and the Cancellation Date.

The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the 1998 Stock Plan. In order to receive a new option pursuant to this Offer, you must continue to be an employee or director of Sirenza or one of its subsidiaries as of the date on which the new options are granted, which will be no earlier than six months and one day after the Cancellation Date. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Sirenza or one of its subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of its subsidiaries and not on the expiration of any period of deemed employment, statutory notice or other reasonable notice.

Each new option will cover the same number of shares covered by the eligible options tendered for exchange.

The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the most recent closing price of our common stock reported by the Nasdaq National Market at the time of grant.

You will not receive any vesting credit for your new options for the amount any of the options you tender for exchange were vested as of the Cancellation Date. Rather, each new option granted will vest and become exercisable over a period of three and one-half (3½) years, subject to your continuing to provide services to Sirenza or one of its subsidiaries, as follows:

•	25% of the shares subject to the new option shall vest six months following the date of grant; and

•	1/36th of the remaining shares subject to the new option shall vest each month thereafter on the same day of the month as the new grant date.

If you work or reside in Canada, then for purposes of receiving the new option, your employment with Sirenza or one of its subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of its subsidiaries and not on the expiration of any period of deemed employment, statutory notice or other reasonable notice.

Eligible options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

As of August 14, 2002, options to purchase 4,024,198 of our shares of common stock were issued and outstanding under the 1998 Stock Plan, all of which options were held by eligible employees. Only 2,906,396 of these options, constituting approximately 72% of the of the total options issued and outstanding under the 1998 Stock Plan, are “eligible options” and may be exchanged in the Offer.

PURPOSE OF THE OFFER

We issued the options outstanding under the 1998 Stock Plan in order to:

•	align employee and stockholder interests; and

•	provide incentives for employees to achieve high levels of performance.

The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Sirenza. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are currently “underwater”). By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will grant new options no earlier than the first business day that is six months and one day after the date we cancel the eligible options accepted for exchange, there is a risk that the new options may have a higher exercise price than some or all of your eligible options.

From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, which may include a premium on the value of our common stock, and therefore yielding limited or no financial benefit to a recipient of the new options for that particular transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer. As is outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

The Promise to Grant Stock Option that we will give you is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

On August 15, 2002 we signed an agreement to acquire Xemod Incorporated (“Xemod”) for approximately $4.5 million in cash, with additional cash considerations for the achievement of technology licensing objectives. If the proposed acquisition is consummated, Joseph Johnson, president and chief executive officer of Xemod, will join Sirenza as chief technology officer. John Ocampo, Sirenza’s chairman of the board and current chief technology officer, will remain chairman and continue his active involvement in the strategic direction of the company. Richard Clark, Xemod vice president of marketing, will become vice president and general manager of Sirenza’s new Integrated Power business area. We expect the acquisition to be completed in September or October 2002. The acquisition has been approved by the board of directors of each company and is subject to customary closing conditions.

On July 23, 2002, our board of directors authorized the repurchase of up to $4.0 million of our shares of common stock from time to time. The number of shares to be repurchased and the timing of repurchases will be based on several factors, including the price per share of our common stock and general market conditions. Purchases may be made at management’s discretion in the open market or in private transactions at negotiated prices.

Neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. Bearing the risks of this Offer in mind, you must make your own decision whether or not to tender your eligible options for exchange.

THE OFFER

1.    Eligibility.

Eligible employees may participate in this Offer. Individuals are considered “eligible employees” if they are an employee or director of Sirenza or one of our subsidiaries as of the Commencement Date through the Cancellation Date. Special tax considerations may apply to eligible employees resident or otherwise subject to taxation in Canada, Sweden and the United Kingdom. Please be sure to read Section 17 of this Offer, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States.

In order to receive a new option, you must remain an employee or director as of the date the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. If, for any reason, you do not remain an employee or director of Sirenza or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange and cancelled. If you work or reside in Canada, your employment with Sirenza or one of its subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of its subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice. Subject to the terms and conditions of this Offer, if Sirenza does not extend the date the Offer is set to expire and your options are properly tendered, you will be granted new options on or about March 20, 2003.

2.    Basic Terms.

Subject to the terms and conditions of the Offer, we will exchange all outstanding eligible options to purchase shares of Sirenza common stock for a new option we will grant under the 1998 Stock Plan. An “eligible option” refers to all options granted under the 1998 Stock Plan, provided that the eligible employee has not previously exercised any portion of the option grant. For example, assuming an eligible employee holds an option granted under the 1998 Stock Plan to purchase 1,000 shares, 700 of which have already been exercised, this option grant would not be considered an “eligible option” and would not be eligible for exchange. The eligible options must be properly tendered and not validly withdrawn in accordance with Section 4 before the “Expiration Date,” as defined below.

We are not accepting partial tenders of options. As noted above, options that you have partially exercised are not eligible options and may not be exchanged in the Offer. Accordingly, you may only tender all of the shares covered by each option grant or none of those shares. Also, if you decide to tender any of your eligible option grants, then you must tender all of your options that were granted to you during the six-month period prior to the Commencement Date. This means that if you participate in this Offer, you will be required to tender all options granted to you since February 19, 2002, including options granted between the Commencement Date and the Cancellation Date. For example, assuming you hold:

(i)	an option to purchase 1,000 shares granted on October 1, 2000, 700 of which you have already exercised;

(ii)	an option to purchase 2,000 shares granted on February 1, 2001, 1,000 of which you have already exercised;

(iii)	an option to purchase 4,000 shares granted on January 15, 2002, none of which you have exercised; and

(iv)	an option to purchase 6,000 shares granted on April 15, 2002 (within six-months of the Commencement Date), none of which you have exercised.

Using this example, you may tender:

•	none of your options,

•	your third option grant covering all 4,000 shares and your fourth option grant covering all 6,000 shares, or

•	your fourth option grant covering all 6,000 shares.

In this example, the above describes your only choices. For example, you may not tender options with respect to your first and second option (since they have been partially exercised) or less than all of the shares under the third or fourth option grants.

If, however, no options were granted to you during the six-month period prior to the date the Offer commenced, so that, using the above example, you were not granted the fourth option on April 15, 2002, then you may tender:

•	none of your options, or

•	your third option grant covering all 4,000 shares.

If your eligible options are properly tendered and accepted for exchange, we will grant you a new option to purchase the number of shares equal to the number of unexercised shares covered by the options you tender, subject to adjustments for stock splits, stock dividends and similar events. All new options will be subject to the terms of:

•	the 1998 Stock Plan; and

•	a new option agreement between you and Sirenza.

Once we have accepted eligible options you tender, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer. You have the right to change your election regarding particular tendered options at any time before the expiration of the Offer. If, for any reason, you do not remain an employee or director of Sirenza or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without a good reason, or die or we terminate your employment for any reason, prior to the date we grant the new options, you will not receive anything for the eligible options that you tendered and we cancelled. Please note that if you work or reside in Canada, your employment with Sirenza or one of its subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of its subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice.

Eligible options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

The term “Expiration Date” means 5:00 p.m., Pacific Daylight Time, on September 18, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. If you decide to tender your option or withdraw your tendered options, we must receive, before the Expiration Date, a properly completed and executed Election Form and any other documents required by the Election Form, or as the case may be, a Notice to Change Election from Accept to Reject. See Section 3 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

We will notify you of any material change in the information contained in this Offer to Exchange in the manner required by applicable law.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U. S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3.    Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and if any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any eligible options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange, regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

•	we increase or decrease the amount of consideration offered for the options,

•	we decrease the number of options eligible to be tendered in the Offer, or

•
we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

4.    Procedures for Tendering Options.

Proper Tender of Options.

To validly tender your eligible options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form and any other required documents to us via fax (fax # (408) 739-0952) or hand delivery to Sirenza Microdevices, Inc., Stock Administration, Attn: Susan Ocampo, Treasurer 522 Almanor Avenue, Sunnyvale, CA 94085. Stock Administration must receive all of the required documents before 5:00 p.m., Pacific Daylight Time, on September 18, 2002.

The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at your risk. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted to all option holders and tenders of eligible options. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period (i.e., the Commencement Date through the Expiration Date), subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your eligible options tendered by you through the Offer will constitute a binding agreement between Sirenza and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

5.    Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.

You may withdraw your tendered options at any time before 5 p.m., Pacific Daylight Time, on September 18, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not previously accepted your tendered options for exchange, you may withdraw your tendered options at any time after October 17, 2002.

To validly withdraw tendered options, you must deliver to Sirenza Microdevices, Inc., Attn: Susan Ocampo via fax (fax # (408) 739-0952) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

To validly change your election regarding the tender of particular eligible options, you must deliver a new Election Form to Sirenza Microdevices, Inc., Attn: Susan Ocampo via fax (fax # (408) 739-0952), or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded.

Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those eligible options before the Expiration Date by following the procedures described in Section 4 and in the Election Form.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.    Acceptance of Eligible Options for Exchange and Issuance of New Options.

Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the Expiration Date. Once the eligible options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your eligible options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be September 19, 2002, and you will be granted new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day after the date we cancel eligible options tendered in this Offer. Thus, subject to the terms and conditions of this Offer, if your eligible options are properly tendered by September 18, 2002, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on September 19, 2002, you will be granted new options no earlier than March 20, 2003. If we accept and cancel options properly tendered for exchange after September 19, 2002, the period in which the new options will be granted will be similarly delayed. Promptly after the date we accept and cancel eligible options tendered for exchange, we will issue to you a Promise to Grant Stock Option, by which we will commit to grant stock options to you in accordance with the terms of this Offer on a date no earlier than March 20, 2003.

If we accept eligible options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options. However, you will not receive any options if you are no longer an employee or director of Sirenza or one of our subsidiaries on the date the new options are to be granted.

This Offer has a 1 to 1 ratio, meaning that your new options will entitle you to purchase the same number of shares as the number of shares subject to eligible options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee or director of Sirenza or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been cancelled pursuant to this Offer.

We are not accepting partial tenders of options. In addition, options that you have partially exercised are not eligible to be exchanged in the Offer. Accordingly, you may only tender all of the shares covered by each option grant or none of those shares.

If you decide to tender any of your eligible option grants, then you must tender all of your options that were granted to you during the six-month period prior to the Commencement Date. This means that if you participate in the Offer, you will be required to tender all options granted to you since February 19, 2002, including any options granted between the Commencement Date and the Cancellation Date. For example, if you received an option grant in June 2001 and a grant in May 2002 and you want to tender your June 2001 option grant, you would also be required to tender your May 2002 option grant.

For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered eligible options that are not validly withdrawn. Subject to the conditions of Offer, we will send a Promise to Grant Stock Option to each option holder from whom we accept properly tendered options.

7.    Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after August 20, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

•
there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the Offer to Sirenza) the contemplated benefits of the Offer to Sirenza where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Sirenza and to achieve high levels of performance;

•
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Sirenza, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(a)    make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the offer;

(b)    delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(c)    materially impair (such as by increasing the accounting or other costs of the Offer to Sirenza) the contemplated benefits of the Offer to Sirenza where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Sirenza and to achieve high levels of performance; or

(d)    materially and adversely affect Sirenza’s business, condition, income, operations or prospects or materially impair the contemplated benefits (as described above) of the Offer to Sirenza;

•
there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles or standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

•
a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Sirenza, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•
any change or changes shall have occurred in Sirenza’s business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is materially adverse to Sirenza or will materially and adversely impair the contemplated benefits (as described above) of the Offer to Sirenza.

The conditions of the Offer are for Sirenza’s benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition of the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.    Effect of a Change of Control Prior to the Granting of New Options.

If we were acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to assume our obligation to grant new options. The Promise to Grant Stock Option that we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company’s stock on the date of grant (which would remain a date no earlier than six months and a day following the Cancellation Date).

You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, which may include a premium on the value of our common stock, and therefore yielding limited or no financial benefit to a recipient of the new options for that particular transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer.

9.    Terms of New Options.

Issuance of New Options.

We will issue new options to purchase shares of our common stock under the 1998 Stock Plan in exchange for the eligible options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to eligible options tendered for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all eligible options from eligible employees, subject to the terms and conditions of this Offer, we will grant new options to purchase a total of approximately 2,906,396 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 10% of the total shares of our common stock outstanding as of August 14, 2002 and approximately 72% of the total options outstanding under the 1998 Stock Plan as of August 14, 2002.

Terms of New Options.

The terms and conditions of the new options may vary from the terms and conditions of the eligible options tendered for exchange except the following:

•	The grant date of the new option will be a date that is no earlier than the first business day which is six months and one day after the date we cancel the option that is tendered for exchange;

•	The exercise price of the new option will be as described below (see “Exercise Price”);

•	The term of the new option will be as described below (see “Term”); and

•	The vesting schedule of the new option will be as described below (see “Vesting”).

•
If your current eligible options are incentive stock options, your new options will be granted as incentive stock options. However, if the new option is granted as an incentive stock option, one requirement for options to qualify as incentive stock options under current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-statutory stock option, which is an option that is not qualified to be an incentive stock option under current U.S. tax laws. It is possible that by participating in this Offer, your options will exceed this limit and will be treated as nonstatutory stock options.

You will also be required to enter into a new option agreement with us. The following description summarizes the material terms of the 1998 Stock Plan and the options granted under it.

General.

The maximum number of shares currently reserved through the exercise of options granted for issuance under the 1998 Stock Plan is 8,902,656. As of August 14, 2002, 1,132,383 shares remain available for grant under the 1998 Stock Plan. Our plan permits the granting of options that qualify as incentive stock options (ISOs) as well as nonstatutory stock options (NSOs).

Administration.

The 1998 Stock Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors (the “Administrator”). Subject to the other provisions of the 1998 Stock Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the fair market value of the shares, the number of shares subject to the option and the exercisability of the options.

Term.

Your new option will expire ten (10) years from the date of grant, or earlier if you cease to provide services to Sirenza or one of its subsidiaries.

Termination.

The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1998 Stock Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees or directors, following the occurrence of certain corporate events, as described below.

In the event your status as an employee or director terminates, you may exercise your option within such period of time as is determined by the Administrator at the time of grant, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate.

In the event your status as an employee or director terminates as a result of a disability, you may exercise your option, but only within twelve (12) months from the date of termination, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate.

In the event of your death, your estate or a person who acquired the right to exercise your option by bequest or inheritance may exercise the option, but only within twelve (12) months following the date of death, and only to the extent that you were entitled to exercise it at the date of death. To the extent that you were not entitled to exercise an option at the date of death, and to the extent that your estate or a person who acquired the right to exercise such option does not exercise such option within the time specified herein, the option shall terminate.

Exercise Price.

The Administrator determines the exercise price at the time the option is granted. For all eligible employees who participate in this Offer, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the most recent closing price of our common stock reported by the Nasdaq National Market at the time of grant.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator.

You will not receive any vesting credit for your new options for the amount any of the eligible options you tender for exchange were vested as of the Cancellation Date. Subject to you remaining an employee or director of Sirenza or one of our subsidiaries as of each of the following dates, each new option granted will vest and become exercisable over a period of three and one-half (3 ½) years as follows:

•	25% of the shares subject to the new option shall vest six months following the date of grant; and

•	1/36th of the remaining shares subject to the new option shall vest each month thereafter on the same day of the month as the new grant date.

If you work or reside in Canada, then for purposes of vesting of the new option, your employment with Sirenza or one of its subsidiaries will be considered to have been terminated on the date you cease to be actively employed with Sirenza or one of its subsidiaries and not on the expiration of any period of deemed employment, statutory notice or reasonable notice.

Payment of Exercise Price.

You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are:

•	cash;

•	check;

•	promissory note;

•
other shares which (a) in the case of shares acquired upon exercise of an option, have been owned by you for more than six months on the date of surrender, and (b) have a fair market value on the date of surrender not greater than the aggregate exercise price of the shares as to which said option shall be exercised;

•	consideration received pursuant to a cashless exercise program adopted by us in connection with the Plan;

•	a reduction in the amount of any liability of Sirenza to you;

•	any combination of the foregoing; or

•	such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

Adjustments Upon Certain Events.

If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of such time period.

In the event there is a liquidation or dissolution of Sirenza, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the accelerated exercisability of any option.

Termination of Employment.

If, for any reason, you are not an employee or director of Sirenza or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and, because we will have cancelled the options that you tendered, we will not be able to return your old options to you.

Transferability of Options.

Unless determined otherwise by the Administrator, new options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Administrator makes an option transferable, such option shall contain such additional terms and conditions, as the Administrator deems appropriate.

Registration of Option Shares.

8,902,656 shares of common stock issuable upon exercise of options under the 1998 Stock Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you generally will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 16 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences relating to the new options, and the eligible options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this Offer. You should refer to Section 17 of this Offer to Exchange for a discussion of the tax consequences relating to the new options, as well as the consequences of participating in the Offer, if you are resident outside of the U.S. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country.

Our statements in this Offer to Exchange concerning the 1998 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1998 Stock Plan and the applicable form of option agreement thereunder. Please contact Susan Ocampo (telephone # (408) 616-5402), to receive a copy of the 1998 Stock Plan and the form of option agreements under it. We will promptly furnish you copies of these documents at our expense. In addition, you may obtain copies of these documents which are filed as exhibits to our Schedule TO on the SEC’s Internet site at http://www.sec.gov.

Accounting Consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the financial accounting consequences relating to the new options, the options tendered for exchange, as well as the consequences of Offer to Sirenza.

10.    Information Concerning Sirenza.

Our principal executive offices are located at 522 Almanor Avenue, Sunnyvale, California 94085, and our telephone number is (408) 616-5400. We were incorporated in California and began operations in 1985 as Matrix Microassembly Corporation. In November 1997, we reincorporated in Delaware as Stanford Microdevices, Inc. On September 20, 2001 Stanford Microdevices, Inc. filed a certificate of ownership and merger with the Delaware Secretary of State, whereby the surviving corporation was Stanford Microdevices, Inc. which was renamed Sirenza Microdevices, Inc.

Sirenza is a leading designer and supplier of high performance radio frequency (RF) components for communications equipment manufacturers. Our products optimize the transmission and reception of high-frequency voice and data signals in network infrastructure applications. These include mobile wireless applications, such as cellular and mobile data networks; fixed wireless applications, such as local-area and wide-area site-to-site data networks; and broadband wireline applications, such as coaxial cable and fiber optic networks. Our products are also used in terminal applications, such as cable television set-top boxes and wireless video transmitters. The performance of the RF section of communications equipment—which is used to convert, process and amplify the high frequency signals that transmit voice or data—has a significant influence on the overall performance of such communications systems.

We offer a broad line of products that range in complexity from discrete components to integrated circuits and multi-component modules. We have adopted a fables operating model. We outsource the manufacturing of our semiconductor wafers to several wafer fabrication facilities, or third-party wafer fabs, that use leading-edge process technologies. We focus internally on our RF design and development expertise and select what we believe to be the optimal process technology for any given application without the constraint of a captive wafer fab facility. Our fables operating model, combined with our proven core competencies in RF components design, packaging and test, gives us the flexibility necessary to deliver a comprehensive line of high quality products at compelling prices to our customers.

11.    Financial Information.

You should review our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report filed on Form 10-Q for the fiscal quarter ended June 30, 2002 for important financial and other information about us. The book value per share of our common stock as of the June 30, 2002 (the date of the most recent balance sheet presented) was $1.78. Complete copies of each of these documents have been provided to you with this offer to exchange and may also be inspected at, and additional copies may be obtained from, the same places and in the same manner as set forth under Section 19—“Additional Information.”

12.    Price Range of Shares Underlying the Options.

The shares underlying your options are currently traded on the Nasdaq National Market under the symbol “SMDI”. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year 2002
July 1 through August 19	$2.41	$1.13
Quarter ended June 30	$6.17	$1.78
Quarter ended March 31	$8.49	$3.72
Fiscal Year 2001
Quarter ended December 31	$8.44	$2.98
Quarter ended September 30	$12.58	$3.00
Quarter ended July 1	$16.99	$5.12
Quarter ended April 1	$42.25	$4.22
Fiscal Year 2000
Quarter ended December 31	$53.94	$17.00
Quarter ended October 1	$60.25	$30.81
Quarter ended July 2 (beginning May 2000)	$49.69	$13.75

Our stock was not traded on an established trading market before May 25, 2000.

As of August 19, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market was $1.90 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

13.    Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of August 14, 2002, our executive officers and non-employee directors (15 persons) as a group owned 1,562,808 eligible options outstanding under the 1998 Stock Plan, which represented approximately 54% of all eligible options outstanding as of that date. None of our 5% stockholders (who is not otherwise a director or officer of Sirenza) owns any options outstanding under the 1998 Stock Plan. Attached to this Offer to Exchange as Schedule B, is a table indicating the number and percentage of eligible options to purchase common stock beneficially owned by each of our directors, executive officers and other affiliates as of August 14, 2002. To our knowledge, each of our executive officers and directors intends to participate in the Offer. None of our 5% stockholders (who is not otherwise a director or officer of Sirenza) owns any eligible options and will therefore not participate in the Offer.

In the sixty (60) days prior to and including August 20, 2002, the following executive officers and directors of Sirenza had the following transactions in options to purchase our shares or in our shares:

•
On August 1, 2002, pursuant to a previously adopted 10b5-1 trading plan, Thomas Scannell exercised 100 options to purchase common stock at an exercise price of $1.50 per share and sold 100 shares at $1.63 per share.

•
On August 14, 2002, pursuant to a previously adopted 10b5-1 trading plan, Thomas Scannell exercised 1,900 options to purchase common stock at an exercise price of $1.50 per share and sold 1,900 shares at $1.63 per share.

•
On August 15, 2002, pursuant to a previously adopted 10b5-1 trading plan, Thomas Scannell exercised 2,000 options to purchase common stock at an exercise price of $1.50 per share and sold 2,000 shares at $1.68 per share.

Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares effected during the 60 days prior to and including August 20, 2002 by us or, to our knowledge, by any executive officer, director or affiliate of Sirenza or any of its subsidiaries.

14.    Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1998 Stock Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares returned to the 1998 Stock Plan will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

•	we will grant new options no earlier than the first business day that is six months and one day after the date that we accept and cancel options tendered for exchange, and

•	the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company’s share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards.

15.    Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in foreign or domestic laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

16.    Material US Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work or under which you are otherwise subject to taxation (please see Section 17).

Option holders who exchange eligible options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer.

Incentive Stock Options (“ISOs”)

In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an ISO in a qualifying disposition, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. In this event we will not be entitled to any tax deduction. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the ISO was granted, and

•	more than one year after the date the ISO was exercised.

If you dispose of the shares before either holding period, the lesser of (i) the excess of the fair market value of the shares at the date of exercise over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price, will be taxable income to you at the time of the disposition. Any additional gain or loss, if any, will be long-term gain or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the option was exercised. We will be entitled to a tax deduction equal to the amount of any income you recognize upon a disqualifying disposition.

You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

However, the IRS may characterize the option exchange program as a “modification” of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a “modification” of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

Nonstatutory Stock Options (“NSOs”)

Under current law, an option holder will not realize taxable income upon the grant of an NSO. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

17.    Material Non-US Tax Consequences.

The following are general summaries of the tax consequences of the cancellation of eligible options and grant of new options under the Offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of Canada, Sweden and the United Kingdom. This discussion is based on tax law in these respective countries as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country or transfer your residence (or change citizenship during the term of your new option) the information in this summary may not be applicable to you. It is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and vary with your individual circumstances. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the Offer.

Tax Residents of Canada

Although the manner in which the Income Tax Act (Canada) (the “Tax Act”) may be applied by the Canada Customs and Revenue Agency (“CCRA”) to the transactions contemplated hereunder is not certain, we believe that the cancellation of options and the grant of new options will not give rise to a requirement to include any amount in your income for tax purposes.

If the transactions are treated as two separate transactions, i.e., the cancellation of options for no consideration and the grant of new options, neither of these transactions will give rise to a requirement to include any amount in your income for tax purposes. If the transactions are treated as a single exchange of options, a tax-neutral exchange or “rollover” should be available provided that the fair market value of the shares covered by the new options immediately after the old options are cancelled does not exceed the exercise price of the new options, being the fair market value of the shares at the time the new options are granted. If the transactions are treated as a single exchange of options to which the rollover described in the previous sentence is not available, you will be required to include in your income the fair market value of the new options at the time of grant; however, we believe that CCRA will consider the fair market value of the new options at the time of grant to be, for this purpose, the difference between the fair market value of the shares covered by the new options at the time of grant and the exercise price, which is nil. It is possible that the transactions may be treated as a repricing of options for tax purposes, however we believe this is unlikely. A repricing of options for tax purposes also will not give rise to a requirement to include any amount in your income.

If you exercise your new options, the difference between the fair market value of the shares on the date of exercise and the exercise price is required to be included in your income as a benefit from employment. Ordinarily, one-half of this benefit may be deducted by you in computing your taxable income. Currently under the Tax Act, the deduction in computing taxable income will not be available in the unlikely event the transactions contemplated hereunder are treated as a repricing. The Department of Finance has indicated, however, that it is prepared to recommend that the Tax Act be amended so that the deduction will continue to be available even if the transactions are treated as a repricing for tax purposes.

Ordinarily, the tax consequences described above relating to the exercise of an option arise in the year in which the option is exercised. You may be able to defer some or all of these consequences to the year in which you dispose of your shares (or are deemed to have disposed of your shares for tax purposes, such as on death or on becoming a non-resident of Canada). Such deferral is available only in respect of the first C$100,000 of options (measured as the fair market value of the shares subject to the option at the time the option is granted) that vest in any particular year. In order to be eligible for this deferral, you must file an election in prescribed form and manner with your employer by January 15 of the year following the year in which the shares are acquired and you must file Form T1212 with CCRA for each year in which you hold shares.

Sirenza Canada will not withhold income or social taxes but will report the amount of the benefit to be included as employment income on your T4 for the year in which the new options are exercised. Your will be responsible for including in your income any amounts so required to be included under the Tax Act in respect of the exercise of options, the receipt of dividends and the disposition of shares.

On a disposition or deemed disposition of shares, you will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (are less than) the aggregate of the adjusted cost base to you of your shares immediately before the disposition and any reasonable costs of disposition. In general, the adjusted cost base to you of shares acquired by you on the exercise of a new option will equal the fair market value of the shares at the time of exercise, subject to averaging rules in the Tax Act where you own other shares of the Company at the time of exercise. One-half of any capital gain is required to be included in your income as a taxable capital gain. One-half of any capital loss may be deducted as an allowable capital loss against any taxable capital gain arising in the year; any allowable capital loss not deductible in the year realized may generally be carried back three years or forward indefinitely for deduction against any net taxable capital gains in those years.

Tax Residents of Sweden

Tax Implications of Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an eligible option for the right to receive a new option.

Tax Information Pertaining to Grant and Exercise of Options and Sale of Shares

Grant of New Option.    You will not be subject to tax when the new option is granted to you.

Exercise of New Option.    When you exercise the new option, you will be subject to tax and social insurance contributions on the difference between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares.    If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares at a flat 30% rate (2001). The taxable amount is calculated as the difference between the sale price and the sum of the exercise price plus the income recognized when you exercised the option.

Tax Residents of the United Kingdom

Tax Implications of Option Exchange

Option Exchange.    We do not believe that you will be subject to tax as a result of the exchange of an eligible option for the right to receive a new option. However, you may be subject to employees’ National Insurance Contributions, or NICs, on the spread at exercise, as discussed below.

Grant of New Option.    You will not be subject to tax when the new option is granted to you.

Exercise of New Option.    You will be subject to income tax when you exercise your new option on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay NICs based on the employee’s earnings, including the “spread” between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. If you tender any eligible options for cancellation, the new options granted to you will be subject to NICs. You will be liable to pay employees’ NICs in relation to the spread upon exercise of your new option if your earnings do not already exceed the maximum limit for employees’ NICs purposes (the maximum limit is £585 per week for the U.K. tax year of April 6, 2002 to April 5, 2003). Although employees’ NICs are currently capped, this may not be the case on the date you exercise your new option. You may wish to take these factors into consideration when deciding whether to tender existing options.

Sale of Shares.    When you sell your shares, you may be subject to capital gains tax on the difference between the fair market value of the shares on the date of exercise and the sale price. Please note that an annual exemption is available to set against total gains of £7,700 for the tax year April 6, 2002 to April 5, 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependent upon the number of years during which shares are held and whether you continue to be employed by your employer or a related company.

Withholding and Reporting.    Your employer will be responsible for income tax withholding under the Pay As You Earn system, or PAYE, in relation to the tax due on the spread realized on the exercise of your new option and for paying the income tax withheld to the U.K. Inland Revenue on your behalf. Your employer will also be responsible for withholding employees’ NICs and for paying the amount withheld to the U.K. Inland Revenue on your behalf. You will be required to pay any income tax or NIC liability to your employer at the time of exercise. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge (the taxable benefit will be equal to the amount of income tax that your employer has paid on your behalf). You will be responsible for paying any taxes owed as a result of any difference between the actual tax liability and the amount withheld and any taxes owed as a result of the sale of the shares.

Your employer is also required to report the details of the exchange of options, the new option grant and any future option exercise on its annual U.K. Inland Revenue tax return and on your annual benefits return.

In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new option and from the sale or disposal of shares to the U.K. Inland Revenue on your personal U.K. Inland Revenue tax return.

18.    Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

19.    Additional Information

This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

1.	Sirenza’s annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 27, 2002 (delivered to you with this Offer to Exchange)

2.	Sirenza’s quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002 (delivered to you with this Offer to Exchange); and

3.	Sirenza’s quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “SMDI” and our SEC filings can be read at the following Nasdaq National Market address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Sirenza Microdevices, Inc., 522 Almanor Avenue, Sunnyvale, California 94085, or telephoning us at (408) 616-5400.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Sirenza should be read together with the information contained in the documents to which we have referred you.

20.    Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your eligible options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the memorandum from Robert Van Buskirk dated August 20, 2002, the Election Form and the Notice to Change Election from Accept to Rejects. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

August 20, 2002                                                                                                                                               Sirenza Microdevices, Inc.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF SIRENZA MICRODEVICES, INC.

The directors and executive officers of Sirenza Microdevices, Inc. and their positions and offices as of August 20, 2002, are set forth in the following table:

Name	Position and Offices Held
Robert Van Buskirk	President and Chief Executive Officer, Director
John Ocampo	Chairman of the Board
Thomas Scannell	Vice President, Finance and Administration, Chief Financial Officer, Secretary and Assistant Treasurer
Walter Baker	Vice President, Engineering
Gerald Hatley	Vice President, Controller and Chief Accounting Officer
Norman Hilgendorf	Senior Vice President, Sales & Marketing
Rodney Hsing	Vice President of Strategic Accounts
Guy Krevet	Vice President, Operations
Susan Ocampo	Treasurer
John Pelose	Vice President, Wireless Products
Robert Pinato	Vice President, Terminal Products
Gerald Quinnell	Executive Vice President, Business Development
Peter Chung	Director
John Bumgamer, Jr.	Director
Casimir Skrzypczak	Director

The address of each director and executive officer is: c/o Sirenza Microdevices, Inc., 522 Almanor Avenue, Sunnyvale, California 94085.

None of the foregoing directors and officers was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the foregoing directors and officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the foregoing directors and officers is a citizen of the United States of America.

SCHEDULE B

The following table sets forth certain information regarding ownership of eligible options as of August 14, 2002 by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, and (iii) each of our executive officers. Note each 5% stockholder who is not also either a director or officer of Sirenza does not beneficially own any eligible options and therefore will not participate in the Offer.

Principal Stockholders, Directors and Executive Officers	Total Eligible Options	% of Eligible Options Outstanding
Robert Van Buskirk	600,000	20.6%
John Ocampo	0	0%
Thomas Scannell	215,000	7.4%
Walter Baker	133,308	4.6%
Gerald Hatley	110,000	3.8%
Norman Hilgendorf	60,000	2.1%
Rodney Hsing	32,500	1.1%
Guy Krevet	120,000	4.1%
Susan Ocampo	0	0%
John Pelose	35,000	1.2%
Robert Pinato	37,000	1.3%
Gerald Quinnell	140,000	4.8%
Peter Chung	0	0%
John Bumgamer, Jr.	20,000	0.7%
Casimir Skrzypczak	60,000	2.1%
Entities affiliated with RS Investment Management Co. LLC	0	0%
Entities affiliated with Summit Partners L.P.	0	0%